Exhibit 10.41
BUILDING MATERIALS HOLDING CORPORATION
2006 ANNUAL INCENTIVE PROGRAM

SelectBuild Construction Participants

This 2006 ANNUAL INCENTIVE PROGRAM (the "Incentive Program") was adopted by the Compensation Committee (the "Committee") of Building Materials Holding Corporation ("BMHC" or the "Company") on February 16, 2006.

WHEREAS, the Company obtained shareholder approval of the Building Materials Holding Corporation 2004 Incentive and Performance Plan (the "Plan"), which authorizes the Committee under Section 4.6 to grant annual incentive awards ("Annual Incentive Awards") based on the performance of BMHC;

WHEREAS, the Compensation Committee met on February 16, 2006 and adopted the Incentive Program for certain employees of BMHC ("Participants") to increase the value of the Company by aligning the interests of the Participants with those of the stockholders of the Company through the granting of Annual Incentive Awards; and

WHEREAS, Section 7 of the Plan authorizes the Compensation Committee to administer the Incentive Program.

NOW, THEREFORE, the Company, through the action of the Compensation Committee on February 16th, 2006, hereby adopts the following Incentive Program.

1. Calculation of Annual Incentive Award

a. The Annual Incentive Award for SelectBuild Construction (SBC) is based on the Company's achievement of (i) EBITA and (ii) Pre-Tax Economic Profit (EP) targets during the Company’s 2006 fiscal year ("Fiscal Year 2006") based on both BMHC and SBC results. For BMHC performance the pre-tax cost of capital employed will be assumed as 16.7% in determining the cost of capital. The incentive pool generated through BMHC performance will be determined by multiplying BMHC EBITA times 0.20% plus BMHC EP times 0.60% to determine the incentive pool derived from BMHC performance. The incentive pool generated through SBC performance will be determined by multiplying SBC EBITA times 0.1.20% plus SBC EP times 3.65% to determine the incentive pool derived from SBC performance. The resulting bonus pool is shared among each participant in accordance with a pre-determined percentage formula as shown in the attached exhibit. The Annual Incentive Award is not capped and the spread sheet showing each Participant’s opportunity at forecast performance will change as the respective performance of BMHC and/or SBC changes. Calculation of the Annual Incentive Award (and of EBITA and EP on which it is based) is performed by BMHC's Controller and Human Resources offices, whose determination shall be final and binding on Participant.

b. The financial performance of any business acquired by the Company shall be included in the calculation of EBITA on an as-incurred basis. Gains or losses on the sale of real estate by the Company shall be excluded from the calculation of EBITA and EP. Other extraordinary or non-recurring gains or losses, including, without limitation, impairments due to an accounting rule change or other factor outside of management's control and not related to the onogoing operations of the Company, shall not be included in the calculation of EBITA and EPunless specifically provided by the Committee.

2. Payment of Annual Incentive Award

Notwithstanding any other provision of this Incentive Program or the Plan, the Annual Incentive Award, or any portion thereof, is not and shall not be deemed to be earned by or payable to Participant until the end of Fiscal Year 2006 (December 31, 2006). Such final determination and payment of the Annual Incentive Award (if any) shall be made within sixty (60) days following the end of Fiscal Year 2006. Payment shall be in the form of a cash lump sum unless deferred in accordance with BMHC's deferred compensation plan for eligible employees, under the terms and conditions established by the Committee. Notwithstanding the foregoing, if Participant is the Company's Chief Executive Officer or is, or likely will be, in the sole discretion of the Committee, a "covered employee" within the meaning of Treasury Regulation Section 1.162-27(c)(2) with respect to Fiscal Year 2006, the Annual Incentive Award shall not be paid unless and until the Committee has certified in writing both that the actual EBITA and EP levels and the EBITA and EPtargets, and any other material term or condition of the Plan or this Incentive Program, were satisfied.

3. Terms

a. Participant must be an active employee of the Company as of the end of Fiscal Year 2006 (December 31, 2006) in order to receive an Annual Incentive Award. Notwithstanding the foregoing, if, during Fiscal Year 2006, Participant (i) dies or becomes disabled, (ii) retires at age 55 or older with at least ten years of service, or (iii) is on an approved leave of absence, Participant (or his or her designated beneficiary) shall be eligible to receive an Annual Incentive Award that is prorated based on Participant’s number of days in active service with the Company during Fiscal Year 2006. Such prorated Annual Incentive Award, if any, shall be paid as provided in Section 2. For the avoidance of doubt, Participant shall not be entitled to an Annual Incentive Award if, before the end of Fiscal Year 2006, Participant is involuntarily terminated by the Company for Cause or voluntarily terminates employment with the Company.

b. If Participant violates any provision of a non-competition agreement or a confidentiality agreement with the Company, Participant will not be eligible to receive an Annual Incentive Award or any pro rata portion thereof.

c. Notwithstanding any other provision of the Plan to the contrary, to the extent an Annual Incentive Award is payable to Participant after Participant’s termination of employment (other than due to Participant’s death), such payment shall be subject to Participant’s execution of an effective release of claims acceptable to the Company.

d. Payments made pursuant to this Incentive Program are subject to all required federal, state and local withholding taxes.

e. It is the intent of the parties that the provisions of this Incentive Program conform to the requirements of Section 409A of the Internal Revenue Code of 1986 (the "Code") and any final Treasury Regulations or other authoritative guidance issued thereunder, if such Code section is applicable, and the Incentive Program shall be so construed and interpreted. In the event that the Company determines in good faith that any provision of this Incentive Program does not comply with Section 409A of the Code, the Company may amend this Incentive Program to the minimum extent necessary to cause the Incentive Program to comply. In the event that the Company determines in good faith that payment of an Annual Incentive Award pursuant to Section 2 hereof would violate Section 409A of the Code, then such award instead shall be paid on the date Participant incurs a separation from service from the Company as defined in Section 409A(a)(2)(A)(i) of the Code (or six months after such date if Section 409A(a)(2)(B)(i) of the Code applies).

4. Administration

The Incentive Program shall be administered by the Committee. Any determination made by the Committee in interpreting or administering the Incentive Program shall be final and binding upon Participant.

5. No Alienation, Assignment or Encumbrance of Payments

A Participant’s interest hereunder may not be alienated, assigned or encumbered, except by will, beneficiary designation, or the laws of descent and distribution, or as otherwise approved by the Company in writing.

6. No Employment Contract; No Effect on other Plans

This Incentive Program shall not be deemed to be a contract of employment between the Company and Participant. Nothing contained herein shall give Participant the right to be retained in the employ of the Company or shall interfere with the right of the Company to discharge Participant at any time, with or without reason, for any reason or for no reason. This Incentive Program does not affect Participant’s right to participate in any other plan or program sponsored by the Company, including, without limitation, any discretionary bonus that Participant may be eligible to receive from time to time.

7. Beneficiary

In the event an Annual Incentive Award is payable hereunder after a Participant’s death, such award shall be paid to Participant’s designated beneficiary, or, if none, to Participant's estate.

8. Definitions

a. "Base Salary" means a Participant’s base salary as in effect on the last day of the first quarter of Fiscal Year 2006. For avoidance of doubt, Base Salary does not include any actual or target incentive, bonus or commission payments, premium payments, overtime payments, allowances, or other compensation or remuneration of any kind.

b. "Cause" means (i) conviction of or a plea of nolo contendre to a felony involving moral turpitude; (ii) misappropriating any significant amount of funds or property of the Company; (iii) attempting to obtain any significant personal profit from any transaction in which Participant has an interest which is adverse to the interest of the Company, unless the Company has first obtained consent from an officer of the Company; or (iv) a pattern of gross dereliction of duty that has not been cured within 15 days after Participant's receipt of written notice from the Company; provided, however, that if "Cause" otherwise is defined in an employment agreement between Participant and the Company, it shall have the meaning given in the employment agreement.

c. "EBITA" means earnings before interest, taxes and amortization as determined by the Company's Controller based on the Company's audited financial statements.

d. ECONOMIC PROFIT—means those earnings achieved after the company’s cost of working capital has been deducted from the respective BMHC or SBC EBITA earnings. For this plan’s purposes the assumption is that the cost of working capital for BMHC earnings is 16.7% and for SBC earnings it is 20.0%.

9. Governing Law

The Plan shall be governed by, and construed in accordance with, the laws of the State of California without regard to its conflicts of law principles. All actions and proceedings arising out of or relating to the Plan shall be heard and determined exclusively in a California state or federal court sitting in the Northern District of California or in the City and County of San Francisco, California, as applicable, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably agree to the laying of venue in such courts and waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

10. Captions

The captions of this Incentive Program are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Incentive Program or the intent of any provision hereof.

11. Severability

Any provision of this Incentive Program which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Incentive Program invalid, illegal, or unenforceable in any other jurisdiction.